Exhibit (j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses (Class I Shares, Class A, B, and C Shares, and Class R1, R3, R4 and R5 Shares) of the John Hancock Disciplined Value Fund and “Other Information” in the March 31, 2009 Annual Report of the John Hancock Disciplined Value Fund in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 19 to File No. 333-125838; Amendment No. 21 to File No. 811-21777) of John Hancock Funds III.
/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
June 23, 2009